Exhibit 4.4

AMENDMENT NO. 2 TO WARRANTS

This Amendment No. 2 to the Common Stock Purchase Warrant (this “Amendment”) dated this 9th day of August 2023, by and among 180 Life Sciences Corp., a Delaware corporation (the “Company”) and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of outstanding warrants to purchase up to (i) 2,571,429 shares of common stock of the Company, issued on December 22, 2022, and amended in January 2023 and April 2023; (ii) 306,604 shares of common stock of the Company, issued on July 20, 2022 and amended in April 2023; and (iii) 1,570,680 shares of common stock of the Company, issued on April 10, 2023 (collectively, the “Warrants”);

WHEREAS, the Company and the Holder desire to amend the Warrants as more particularly set forth below;

WHEREFORE, the parties do hereby agree as follows:

1.	Effective upon the execution of this Amendment, the exercise price of the Warrants shall be amended to $0.83 per share, subject to further adjustment as set forth in the Warrants.

2.	Except as modified herein, the terms of the Warrants shall remain in full force and effect.

3.	This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

180 LIFE SCIENCES CORP.

By:	/s/ James N. Woody
Name:	James N. Woody
Title:	Chief Executive Officer, 180 Life Sciences Corp.

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital, LLC, the Investment Manager